Exhibit 23.3

Consent of Independent Auditors

Sabre Corporation

Dallas, Texas

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2014 with respect to the combined financial statements and schedules of PRISM Group, Inc. and Affiliate included in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-193438) and related Prospectus of Sabre Corporation dated April 4, 2014.

/s/ REDW LLC

Albuquerque, New Mexico

April 4, 2014